Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 59 to the Registration Statement of Investor Cash Trust (Form N-1A, No. 033-34645) of our reports dated May 26, 2015 on the financial statements and financial highlights of Treasury Portfolio (one of the series of Investors Cash Trust) included in the Fund’s Annual Report for the fiscal year ended March 31, 2015.

                                                                                                                                   /s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 23, 2015